Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 24, 2012, relating to the consolidated financial statements and financial statement schedules of Parker-Hannifin Corporation, and the effectiveness of Parker-Hannifin’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Parker-Hannifin Corporation for the year ended June 30, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

February 19, 2013